Exhibit 99.1

PRESS RELEASE

Autoliv Announces Results of 2021 Annual Stockholders Meeting

(Stockholm, Sweden, May 13, 2021) – Autoliv, Inc., (NYSE: ALV and SSE: ALIV.sdb), the worldwide leader in automotive safety systems, today announced the results of its annual general meeting of stockholders held on May 12, 2021.

Annual General Meeting of Stockholders

The Company’s 2021 Annual General Meeting of Stockholders (AGM) voted for approval of the following proposals:

•

The election of Mikael Bratt, Laurie Brlas, Jan Carlson, Hasse Johansson, Leif Johansson, Franz-Josef Kortüm, Frédéric Lissalde, Min Liu, Xiaozhi Liu, Martin Lundstedt, and Thaddeus “Ted” Senko as directors of the Board for a one-year term ending at the 2022 AGM;

•	The non-binding, advisory resolution to approve the Company’s 2020 executive compensation for its named executive officers; and

•	The ratification of the appointment of Ernst & Young AB as the Company’s independent auditing firm for the fiscal year ending December 31, 2021.

Committees of the Board

At the Board meeting, the Board approved changes to its standing committees and their membership, effective immediately, which are now composed as follows:

•	Audit and Risk Committee:

Ted Senko (Chair), Laurie Brlas, Hasse Johansson, and Min Liu

•	Leadership Development and Compensation Committee:

Frédéric Lissalde (Chair), Leif Johansson, Xiaozhi Liu, and Martin Lundstedt

•	Nominating and Corporate Governance Committee:

Leif Johansson (Chair), Laurie Brlas, Franz-Josef Kortüm, and Frédéric Lissalde

Chairman

The Board resolved that Jan Carlson continue to serve as the Chairman of the Board.

Lead Independent Director

Pursuant to the Company’s Corporate Governance Guidelines, the independent members of the Board resolved that Franz-Josef Kortüm will serve as the Lead Independent Director of the Board.

Inquiries:

Investors & Analysts: Anders Trapp, Tel +46 (0)8 587 206 71

Investors & Analysts: Henrik Kaar, Tel +46 (0)8 587 206 14

Media: Gabriella Ekelund, Tel +46 (70) 612 64 24

Autoliv Inc. Box 70381, 107 24 Stockholm, Sverige Besöksadress: World Trade Center, Klarabergsviadukten 70, B7, 111 64 Stockholm Tfn: +46 (0)8 58720614 E-mail: henrik.kaar@autoliv.com

About Autoliv

Autoliv, Inc. is the worldwide leader in vehicle safety systems, and through our subsidiaries we develop, manufacture and market protective systems, such as airbags, seatbelts, steering wheels and pedestrian protection systems for all major automotive manufacturers in the world. In 2020, our products saved over 33,000 lives and prevented ten times as many severe injuries.

Our more than 68,000 associates in 27 countries are passionate about our vision of Saving More Lives and quality is at the heart of everything we do. We have 14 technical centers, with 20 test tracks. Sales in 2020 amounted to US $ 7,447 million. The shares are listed on the New York Stock Exchange (NYSE: ALV) and the Swedish Depository Receipts on Nasdaq Stockholm (ALIV sdb). For more information go to www.autoliv.com.

Autoliv Inc. Box 70381, 107 24 Stockholm, Sverige Besöksadress: World Trade Center, Klarabergsviadukten 70, B7, 111 64 Stockholm Tfn: +46 (0)8 58720614 E-mail: henrik.kaar@autoliv.com